UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2013

UBIQUITY BROADCASTING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-179738	99-0371375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9801 Research Drive Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 489-7600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 21, 2013, Ubiquity Broadcasting Corporation, a Nevada corporation (the “Company”), filed an amendment to the Company’s Articles of Incorporation (the “Amendment”), which increased the Company’s authorized shares of common stock , $0.001 par value per share (the “Common Stock”) from 200,000,000 shares to 800,000,000 shares (the “Share Increase”). The Amendment also effectuated a corresponding 4 to 1 forward split (the “Forward Split” and together with the Share Increase, the “Corporate Actions” ) of its issued and outstanding shares of Common Stock effective as of December 6, 2013. As a result, once the Forward Split is declared effective by the Financial Industry Regulatory Authority (“FINRA”), the issued and outstanding shares of common stock of the Company will increase from [ ] shares prior to the Forward Split to  [ ] shares following the Forward Split. Fractional shares will be rounded upward. The new shares shall be payable upon surrender. The Corporate Actopms are effective with the Nevada Secretary of State as of November 21, 2013; however, the effectiveness of the Forward Stock Split  is subject to approval by FINRA.

The Company has submitted an Issuer Company-Related Action Notification Form to FINRA regarding the Forward Stock Split.  FINRA’s approval of the Forward Stock Split is currently pending.

The Company will file a subsequent Current Report on Form 8-K upon receipt of approval from FINRA announcing the effectiveness of the Forward Split. A copy of the Certificate of Change is filed hereto as Exhibit 3.1(i)(c) and is hereby incorporated by reference.

Item 9.01 Exhibits.

Exhibit Number	Description
3.1(iii)	Amended Articles of Incorporation – Dated November 21, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 26, 2013

UBIQUITY BROADCASTING CORPORATION

By:	/s/ Christopher Carmichael
Christopher Carmichael
Chief Executive Officer and
President